EXHIBIT 99

                      PRESS RELEASE OF LINCOLN PARK BANCORP





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Contact: Donald S. Hom
         President and Chief Executive Officer
         (973) 694-0330


                         LINCOLN PARK BANCORP COMPLETES
                          REORGANIZATION AND STOCK SALE
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Lincoln Park, New Jersey, December 16, 2004 - Lincoln Park Savings Bank
announced today it completed its reorganization into the mutual holding company structure. As part of the reorganization, 851,690 shares of Lincoln Park Bancorp common stock have been issued to the Bank's depositors at a price of $10 per share, representing 46% of Lincoln Park Bancorp's outstanding common stock. The remaining 54% of Lincoln Park Bancorp's outstanding stock will be owned by Lincoln Park Bancorp, MHC, the newly formed mutual holding company parent of Lincoln Park Bancorp. The Bank intends to purchase 34,068 shares in the open market for its Employee Stock Ownership Plan.

Lincoln Park Bancorp common stock will trade on the OTC Bulletin Board under the symbol "LPBC". Subscribers may obtain information about their specific stock allocations by contacting the Lincoln Park Conversion Center at (973) 694-9359. The Conversion Center will be open weekdays from 10:00 a.m. to 4:00 p.m.

Sandler O'Neill & Partners, L.P. acted as financial advisor to Lincoln Park. Luse Gorman Pomerenk & Schick of Washington, D.C. acted as legal counsel to Lincoln Park.